                                                                   EXHIBIT 10.14

                          SUPPLY AND PURCHASE AGREEMENT

                         GAZEOUS CHLORINE - CAUSTIC SODA

Between :

" CHLORALP " a corporation organized under the laws of France, whose registered office is located at 25 Quai Paul Doumer, Courbevoie, France, hereinafter referred to as " CHLORALP "

                                                         on the one hand ,

And :

RHONE - POULENC AGROCHIMIE , a Societe Anonyme organized under the laws of France, having a corporate capital of 1.431 515 000 French Francs, whose registered office is located at 14 / 20 rue Pierre Baizet , 69 009 Lyon , France , hereinafter referred to as " RPA "

                                                         on the other hand ,

CHLORALP and RPA being hereafter referred to as the " Parties " ;

WITNESSETH :

- whereas CHLORALP operates at Pont de Claix ( Isere ) a unit producing chlor - alkali and caustic soda products ,

- whereas RPA   needs regular supply of gazeous chlorine and  caustic soda ,

- whereas CHLORALP and RPA wish to enter into a long - term supply and purchase agreement in order to provide RPA with gazeous chlorine and caustic soda ;

ARTICLE 1 . OBJECT

The object of the present agreement ( the " Agreement " ) is to define the terms and conditions according to which CHLORALP shall supply RPA , and RPA shall purchase from CHLORALP gazeous chlorine and caustic soda, as defined with their Specifications in Schedule 1 of this Agreement ( hereinafter the " Products " ).

ARTICLE 2. SUPPLY AND PURCHASE OBLIGATIONS

2.1.Quantity

The quantity of Products , which CHLORALP undertakes to supply to RPA , and which RPA undertakes to purchase from CHLORALP , during each calendar year of the Term of this Agreement as defined in Article 6 hereafter is defined as follows ( hereinafter the " Quantity " or " Q " ) :

Quantity of gazeous chlorine :
100 % of RPA needs on the Pont de Claix site for the production of AMCP, i.e approximately [*] Tons per year ( Budget 1997 ) .

Quantity of caustic soda :
100 % of RPA needs in France , which is approximately estimated to [*] Tons in Budget 1997.

2.2. Caustic Soda Grades

Caustic Soda purchased by RPA from CHLORALP under this Agreement shall be of different grades according to the various uses and sites of RPA , i.e :

- Electrolytic Caustic Soda (  " Soude Electro " )
- Standard Caustic Soda ( " Soude Standard " )
- Desalinated Caustic Soda ( " Soude Dessalee " ou " DS " ) .
- Diluted Standard Caustic Soda ( " Soude Diluee Standard " )
- Diluted Mercury Caustic Soda ( " Soude Diluee Mercure " )

2.3.Supply Program

Each calendar year , prior to October 31 , RPA will notify CHLORALP of its estimated purchase requirements for the Products during the subsequent calendar year ( the " Estimated Purchase Requirements " ) .

The Estimated Purchase Requirements divided by 12 months shall constitute the basis for RPA 's monthly orders, except during the months where turnarounds are conducted .

Therefore, RPA shall not unreasonably by more than 20 % decrease or increase its monthly orders without prior notice to CHLORALP .












* Indicates information deleted based on a Confidential Treatment Request pursuant to Rule 406 under the Securities Act of 1933.
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At least five business days before the first business day of month ( m ) , RPA shall send to CHLORALP firm orders for deliveries of Products for month ( m ) and shall communicate to CHLORALP its best estimations of the quantities of Products planned to be ordered for the two following months ( m + 1 ) and ( m + 2 ) , unless otherwise agreed between the Parties .

 The calendar for weekly deliveries shall be sent by RPA to CHLORALP each Thursday at the latest for the following week , unless otherwise agreed between the Parties .

RPA and CHLORALP shall meet at the minimum twice a year with a view to exchanging mutual information on RPA 's requirements and needs , to updating schedules and solving any difficulties in implementing this Agreement .

2.4. Delivery .

Caustic Soda shall be delivered by pipe , truck or rail car to the various sites indicated in Schedule 2 of this Agreement .

Gazeous Chlorine shall be delivered by pipe to RPA 's AMCP plant in Pont de Claix .

The delivery point shall be the valves at which the delivery pipeline connects at the entrance of RPA 's AMCP plant with RPA 's pipelines .

ARTICLE 3 . PRICE

3.1. Price of Caustic Soda

a) The " Initial Price " ( " P0 " ) of Caustic Soda , for each grade and site , is defined , by reference to the second quarter of 1997 - before taxes , and per Metric Ton - in Schedule 2 of this Agreement.

b) Such Initial Price has been revised on July 1997 , and shall thereafter be revised quarterly, in accordance with the following revision formula :

                                     [*]

 where :

P(n) is the revised Price to be applied for the current quarter ( n ) ( the " Revision Quarter " )

P( n - 1 ) : is the Price applied to the Product for quarter ( n - 1 ) immediately preceding the Revision Quarter .

H is the value ( middle of the range ) of the monthly price of Caustic Soda in France as published in the Harrimann Chemsult Monthly Report .

H ( n - 1) is the value of H for quarter ( n - 1 ) immediatly preceding the Revision Quarter, i.e the average of the three monthly values of H for said quarter (n - 1 ) .

H ( n - 2 ) is the value of H for quarter ( n - 2 ) immediately preceding quarter ( n - 1 ).














* Indicates information deleted based on a Confidential Treatment Request pursuant to Rule 406 under the Securities Act of 1933.

3.2. Price of Gazeous Chlorine

a) The Initial Price " P0 "of the Product liquid chlorine is defined, by reference to the fourth quarter of 1997 , as follows :

             P0 = [*] French Francs - before taxes - /Metric Ton .

b) Such Initial Price shall be revised for the first time in January 1st, 1998 and thereafter quarterly , in accordance with the following formula :

                                     [*]

where  :

P is the revised Price to be applied for the current quarter ( n ) ( the " Revision Quarter " )

H0 is the average value , for the third quarter of 1997 , of the monthly price of Chlorine in France - defined as the lower value of the range - published in the Harriman Chemsult Monthly Report , i.e [*] FF / T .

H is the average value for quarter ( n - 2 ) immediatly preceding the Revision Quarter of the monthly price of Chlorine in France - defined as the lower value of the range - published in the Harriman Chemsult Monthly Report .

3.3. For the implementation of this Article , the Price is understood CIP RPA 's plants , France ( INCO Terms 1990 ) .

3.4. CHLORALP shall invoice RPA on a monthly basis .

Payment term shall be of thirty days , end of the month ,the tenth , and made by bank transfer to such bank account as CHLORALP shall indicate to RPA in writing .

ARTICLE 4. QUALITY . PRODUCT  WARRANTY .

CHLORALP warrants that each delivery of Product shall comply with the specifications as described in Schedule 1 attached to the present Agreement ( the " Specifications " ) , and shall be free from defects and of good material and workman ship .

CHLORALP 's weights and assays shall govern unless proven to be in error by more than zero point five percent ( 0,5 % ) . With respect of each lot of Product delivered hereunder , CHLORALP shall provide a certificate of analysis on a monthly basis . CHLORALP shall retain a corresponding sample for a period of at least twenty - four ( 24 ) months following each delivery . CHLORALP represents and warrants to RPA that the aforementionned certificate of analysis shall be correct and accurate .

CHLORALP shall be liable only for replacement of non - conforming lot of Product under the following conditions :











* Indicates information deleted based on a Confidential Treatment Request pursuant to Rule 406 under the Securities Act of 1933.

All claims by RPA for non - conforming Products shall be deemed waived unless made by RPA in writing within thirty ( 30 ) days from the delivery date of such Product .

If CHLORALP agrees with RPA 's claim , it will , at its expense , immediately replace the non - conforming lot of Product by a conforming lot of same .

If CHLORALP does not agree with RPA 's claim , either may request an expert appraisal by an independant laboratory, to determine whether said Product complies with said Specifications. The report of such independant laboratory shall be conclusive and binding on the Parties hereto. All expenses related to such appraisal shall be borne by the Party found in default .

RPA and CHLORALP being " industrial of the same speciality " , RPA acknowledge that the above warranty constitutes its exclusive remedy and CHLORALP 's total liability for claims regarding the Product for " hidden defaults " ( " vices caches " ) and CHLORALP excludes any implied warranties of merchantability and fitness for a particular purpose and all other express or implied representations or warranties . RPA waives all other claims against CHLORALP and CHLORALP shall not be liable to RPA for any other direct or indirect damages .

The warranty and all limitations on RPA 's remedies and on CHLORALP 's liability provided un this Article shall survive the termination, cancellation or expiration of this Agreement .

ARTICLE 5 . TRANSFER OF TITLE AND RISK

Title to Gazeous Chlorine and all risk for loss or any damage thereto shall pass to RPA as the Product passes the valves connecting the delivery pipeline with RPA' s pipelines at the entrance of RPA 's AMCP plant in Pont de Claix .

Title to Caustic Soda and all risk for loss or any damage thereto shall pass to RPA in accordance with the terms of delivery referred to under Article 2.4 hereabove .

ARTICLE 6 . TERM

This Agreement shall come into force on October 1st , 1997 .

With respect to Gazeous chlorine , this Agreement shall , except as provided in
Article 7.2 below , remain in force for a period of fifteen ( 15 ) years ( the " Term " ) and thereafter it shall be renewed automatically for an unlimited period , unless terminated by either Party giving at any time to the other Party not less than ( 5 ) year prior written notice .

If and when RPC interest becomes lower than 50 % of the capital of CHLORALP, the Term of this Agreement, with respect to Gazeous Chlorine, shall automatically be changed to a ( 10 ) ten year period running from the date on which RPC 's interest is lower than 50 % .It shall , in such case, thereafter be renewed for equivalent period of ten years , unless terminated by either Party giving the other Party not less ( 5 ) five years prior written notice prior to (i) the end of the initial 10 years period or (ii) the end of each subsequent (10) ten years period .



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With respect to caustic soda , this Agreement shall , except as provided in
Article 7.2 below , remain in force for a subsequent period of five ( 5 ) years ( the " Term " ) and thereafter it shall be renewed automatically for an unlimited period , unless terminated by either Party giving at any time to the other Party not less than one ( 1 ) year prior written notice .

ARTICLE 7 . GENERAL PROVISIONS

7.1. Secrecy

Each Party agree that all information disclosed to it by the other Party under the present Agreement ( the " Information " ) shall be held and treated in the utmost and strictest confidence and neither Party shall use said Information to benefit itself or others , except for the purpose defined in Article 1 hereabove
 . The receiving Party shall not disclose any Information to a third party unless and until expressly authorized in writing to do so by the disclosing Party, provided , however , that , either Party may transmit any Information disclosed hereunder to any of its Affiliate . Each Party shall be held accountable for the compliance of these Affiliates with the terms of this Article . For the implementation of this Agreement , the term " Affiliate " of either Party shall mean a company which , directly or indirectly , controls , is controlled by , or is under common control with said Party .
 " Control " shall mean the control as defined by Articles 355.1 and following of the law of July 24, 1996, on commercial companies .

The Parties agree that , notwithstanding the preceding provision , the receiving Party shall be under no obligation with respect to any Information , which it can demonstrate that :

-  was , at the time of disclosure , available to the general public , or
- became , at a later date , available to the general public through no fault of the receiving Party, or,
- was in its possession before receipt, or
- was disclosed to it without restriction on disclosure by a third party which has the lawful right to disclose said Information .

All obligations contained in this Article 7.1 shall survive for ten years after termination, cancellation or expiration of the present Agreement .

7.2. Early Termination

If either Party acts in material breach of any of the terms and conditions contained herein, the Party not in default shall be entitled to terminate this Agreement forthwith upon giving notice in writing to the Party in default and specifying the nature of the default, provided that the Party in default shall not be entitled to rely on this provision . The Party in default shall have a ninety ( 90 ) day delay after receipt of such a notice to cure its default . Unless such default is cured no later than 90 days following the receipt of such notice , this Agreement may be terminated at the option of the Party giving such notice . Any such termination hereunder shall not prejudice any rights or benefits accrued prior to the date of termination .


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7.3. Force Majeure

Neither Party shall be held liable for any failure or delay in supplying or taking delivery of the Product in accordance with the terms and conditions of the present Agreement , where such failure or delay is due to circumstances beyond its reasonable control , including , without limitation , acts of God, regulations or acts of Government , strikes , lock - outs, explosions ,implosions, fires , floods, wars , insurrections , riots,embargoes .

The Party affected by said circumstances shall promptly notify the other Party of the existence thereof and shall use every reasonable effort to eliminate or correct the cause preventing performance of this Agreement as soon as possible .

Should CHLORALP , under such Force Majeure circumstances , have a shortfall of Products , then CHLORALP shall make its best efforts to minimize the consequences of such Force Majeure for RPA and to resume as promptly as possible its obligations under the present Agreement .

When the reason for invoking Force Majeure has ceased to exist , the affected Party shall notify the other Party thereof and promptly resume performance of its obligations under this Agreement.

7.4. Hardship


a ) With respect to Gazeous Chlorine
In entering in this long - term Agreement , the Parties hereto agree that it is impracticable to make provision for every contingency which may arise during the term thereof , and the Parties hereby agree it to be their intention that this Agreement shall operate between them with fairness and without substantial and disproportionate prejudice to the interests of either , and that , if in the course of the performance of this Agreement unfairness or substantial and disproportionate prejudice to either Party is expected or disclosed , resulting from , without limitation, any major change in performance or improvements of the technologies related to the manufacture of the Products, or any price fluctuations due to market situations, then the Parties will use their best endeavours, including by means of the arbitration procedure as provided for in Article 7.6 hereunder, to agree upon such action as may be necessary to remove or modify such unfairness or prejudice and to reestablish as much as possible the initial fairness of the present Agreement .



b ) With respect to Caustic Soda
In entering in this long - term Agreement , the Parties hereto agree that it is impracticable to make provision for every contingency which may arise during the term thereof , and the Parties hereby agree it to be their intention that this Agreement shall operate between them with fairness and without substantial and disproportionate prejudice to the interests of either , and that , if in the course of the performance of this Agreement unfairness or substantial and disproportionate prejudice to either Party is expected or disclosed ,then the Parties will use their best endeavours, to agree upon such action as may be necessary to remove or modify such unfairness or prejudice and to reestablish as much as possible the initial fairness of the present Agreement .

7.5. Assignment

No Party shall assign this Agreement to any third party without the prior written consent of the other Party , which consent shall not be unreasonably withheld.

Notwithstanding the hereinabove provision , and provided that its assignee undertakes to take over all of its rights and obligations set forth in this Agreement , each Party hereto shall have the right to assign this Agreement , upon written notice to the other Party but without its prior written consent, to:

- any of its Affiliates , provided that , in such case , (i ) the assignor shall remain jointly and severally liable of the implementation by the assignee of its obligations under this Agreement,and ( ii ) if the assignee cease to be an Affiliate company of the assignor , this Agreement shall have to be reassigned by the assignee to the assignor ;

- its successor in interest as a result of a statutory merger or consolidation , or to a company acquiring all or substantially all of its business including the part concerned by this Agreement .

7.6. Applicable Law

This Agreement shall be governed by and construed and enforced in accordance with the laws of France .

All disputes , differences , or controversies between the Parties arising out of or relating to this Agreement , including the performance , breach, validity or interpretation thereof , that can not be amicably resolved between them shall be exclusively and finally settled under the Rules of Conciliation and Arbitration of the International Chamber of Commerce by three arbitrators appointed in accordance with said Rules . The arbitration proceedings shall take place in Paris and shall be conducted in French and / or in English .

ARTICLE 8 . MISCELLANEOUS

8.1.Entire Agreement

This Agreement and the schedules attached hereto represent the entire understanding and agreement and supersedes all prior agreements, understandings or arrangements between the Parties hereto with respect to the subject matter hereof and can be amended, supplemented or changed , and any provision hereof can be waived , only by written instrument making specific reference to this Agreement and duly signed by or on behalf of the Parties to this Agreement .

8.2.Waiver

Failure by any Party to this Agreement to enforce complete and punctual performance of any obligation of the other Party shall not be deemed a waiver of such Party ' s right thereafter to enforce that or any other term hereof .

8.3. Severability

If at any time subsequent to the Effective Date, any provision not material to the performance of this Agreement of this Agreement shall be held by any court of competent jurisdiction to be illegal, void or unenforceable , such provision shall be of no force and effect, but the illegality or unenforceability of such provision shall have no effect upon and shall not impair the enforceability of any other provision of this Agreement . There will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible .

8.4. Notices

Any notice or other communications required or permitted between the Parties hereunder shall be sufficiently given if in writing and personally delivered or sent by registered or certified mail , return receipt requested , postage prepaid , or if sent by facsimile transmission with confirmation by registered letter or to such other address as the Parties shall have given notice of pursuant hereto :

CHLORALP : Attn :General Manager
           25 Quai Paul Doumer, Courbevoie .

RPA :      Rhone - Poulenc Agrochimie S.A.
           Attn : M.MOSER .

IN WITNESS WHEREOF , the Parties hereto have duly executed this Agreement , as of the day and year hereinafter written .

                                                       made in  Paris
                                                              -------------
                                                       on      17 Oct    1997
                                                           -------------

RHONE - POULENC  AGROCHIMIE  S.A                    CHLORALP

By : /s/ J P Martinet                             By : /s/ William G. Osborne
     ---------------------------------                 -------------------------

Title : VP Manufacturing Operations            Title :
        ------------------------------                --------------------------

                           SCHEDULE 1 - SPECIFICATIONS


                  Schedule 1 will be provided upon request.

                       SCHEDULE 2 - CAUSTIC SODA PRICES


[*]
















* Indicates information deleted based on a Confidential Treatment Request pursuant to Rule 406 under the Securities Act of 1933.